     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 23, 2026, with respect to the financial statements and financial highlights of Investment Grade Corporate Trust, 3-7 Year Series 39 (included in Invesco Unit Trusts, Taxable Income Series 642) contained in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 23, 2026